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21.    SUBSIDIARIES OF THE REGISTRANT

       1.  Park West Bank and Trust Company - Massachusetts

           a.  Lorac Leasing Corp. - Massachusetts

           b.  P W B & T, Inc. - Massachusetts

           c.  Park West Securities Corporation - Massachusetts

       2.  Cargill Bank - Connecticut

       3.  Westbank Capital Trust I - Delaware